CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

Huddleston & Co., Inc. does hereby consent to the inclusion in this Registration Statement on Form S-1, of our reports dated February 23, 2009, of Southfield Energy Corporation, relating to our estimates of reserves as of 1/1/2008 and 1/1/2009, and to all references to our firm included in this Registration Statement.

HUDDLESTON & CO., INC.

/s/ John P. Krawtz

By:	John P. Krawtz, P.E.
Vice President

Houston, Texas
November 2, 2009